Exhibit 99.1

For Immediate Release
March 15, 2016

SUNSHINE BIOPHARMA ELIMINATES THE DEBT OBLIGATIONS ASSOCIATED WITH THE RECENTLY ACQUIRED PATENTS FOR IT’S Adva-27a ANTICANCER COMPOUND

Montreal, Quebec -- (MARKETWIRE) -- Sunshine Biopharma Inc. (OTCQB: SBFM), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, announced today that it has executed amendments to the patent purchase agreements through which it had acquired all of the worldwide patents and rights to its Adva-27a anticancer compound. The original patent purchase agreements had debt obligations of $17,142,499, including annual and quarterly payments totaling $640,000. The executed amendments reduce the purchase price of the patents, eliminate all cash payments obligations and replace the non-convertible notes totaling $17,142,499 with convertible notes that will automatically convert into an aggregate of 321,305,415 shares of Common Stock upon the Company increasing its authorized capital such that these Common shares can be issued.

About Adva-27a

Adva-27a is Sunshine Biopharma's lead anticancer compound, a Topoisomerase II inhibitor, small molecule that has recently been shown to be effective at killing Multidrug Resistant Breast Cancer cells, Pancreatic Cancer cells, Small-Cell Lung Cancer cells and Uterine Sarcoma cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012). Sunshine Biopharma is direct owner of all issued and pending worldwide patents pertaining to Adva-27a including U.S. Patent Number 8,236,935. Adva-27a is currently in the IND-Enabling stage of development. The Company is planning Phase I clinical trials of Adva-27a for Pancreatic Cancer and in parallel Multidrug Resistant Breast Cancer to be conducted at McGill University's Jewish General Hospital in Montreal (Canada).

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information:

Sunshine Biopharma Inc.
Camille Sebaaly, CFO
Tel.: 514-814-0464
camille.sebaaly@sunshinebiopharma.com